                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. ____ )

                               Owosso Corporation
        ----------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   691217 10 3
        ----------------------------------------------------------------
                                 (CUSIP Number)


                                   July 18, 2003
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]     Rule 13d-1(b)
                  [x]     Rule 13d-1(c)
                  [ ]     Rule 13d-1(d)



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 691217 10 3               13G                        Page 1 of 3 Pages


--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON

   1      IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          John R. Reese

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)    [_]
                                                                      (b)    [_]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
---------------------------- ------- -------------------------------------------
         NUMBER OF                   SOLE VOTING POWER
          SHARES               5                                        569,602
       BENEFICIALLY
         OWNED BY            ------- -------------------------------------------
           EACH                      SHARED VOTING POWER
         REPORTING             6                                        0
          PERSON
           WITH              ------- -------------------------------------------
                                     SOLE DISPOSITIVE POWER
                               7                                        569,602

                             ------- -------------------------------------------
                                     SHARED DISPOSITIVE POWER
                               8                                        0

--------- ----------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                        569,602

--------- ----------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

   10                                                                        [_]

--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   11                       9.6%

--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   12                       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. 691217 10 3               13G                        Page 2 of 3 Pages


Item 1(a)      Name of Issuer:

               Owosso Corporation (the "Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:

               22543 Fisher Road, P.O. Box 6660
               Watertown, NY 13601

Item 2(a)      Name of Person Filing:

               John R. Reese

Item 2(b)      Address of Principal Business Office or, if None, Residence:

               c/o Lazard Freres & Co., L.L.C.
               30 Rockefeller Plaza
               58th Floor
               New York, NY  10020

Item 2(c)      Citizenship:

               United States of America

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.01 per share ("Common Stock")

Item 2(e)      CUSIP Number:

               691217 10 3

Item 3 If This statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not applicable

Item 4         Ownership.

               (a)   Amount Beneficially Owned: 569,602

               (b)   Percent of Class: 9.6%

               (c) Number of shares of Common Stock as to which such person has:

                     (i)   sole power to vote or to direct the vote     569,602

                     (ii)  shared power to vote or to direct the vote         0
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CUSIP No. 691217 10 3               13G                        Page 3 of 3 Pages




                     (iii) sole power to dispose or to direct the
                           disposition of                               569,602

                     (iv)  shared power to dispose or to direct the
                           disposition of                                     0

Item 5         Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable

Item 8         Identification and Classification of Members of the Group.

               Not Applicable

Item 9         Notice of Dissolution of Group.

               Not Applicable

Item 10        Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Date:    July 18, 2003


                                             /s/ John R. Reese
                                             -----------------------------
                                             John R. Reese